EXHIBIT 21.1
Coleman Cable, Inc.
Subsidiaries

State or other
Jurisdiction of
Incorporation or
Exact Name of Subsidiary	Organization	Name under which Subsidiary does Business
Baron Wire & Cable Corp.	Illinois	Baron Wire & Cable Corp.
CCI Enterprises, Inc.	Delaware	CCI Enterprises, Inc.
CCI International, Inc.	Delaware	CCI International, Inc.
Lakeside Drive Associates, Inc.	Delaware	Lakeside Drive Associates, Inc.
Oswego Wire Incorporated	Texas	Oswego Wire Incorporated
The Dekalb Works Company	Illinois	The Dekalb Works Company